Exhibit 10.29

                              Form of Offer Letter
                                  July 16, 1996




The Limited Partners of
Delray Beach Hotel Properties Limited
Jamestown Hotel Properties, L.P.
Muar Lakes Hotel Properties, L.P.
900 Jefferson Road Hotel Properties, L.P.
Ridge Road Hotel Properties, L.P.
and the General Partners of Brookwood Hotel Properties

        Attention:  Hotel Investor

Dear Hotel Investor:

           We have all discussed ways to reduce the ongoing risks to, and increase the liquidity of, the partners in the various hotel properties managed by Hudson Hotels Corporation. Various proposals have been suggested, including a proposal to "roll-up" the individual partnerships into a REIT. Having carefully analyzed the costs associated with, and limitations imposed by, the organization and operation of a REIT structure, Hudson Hotels has determined that this is not appropriate at this time.

           However, Hudson Hotels remains committed to providing liquidity to its loyal hotel investors. To accomplish this, Hudson is prepared to make the following offer to each investor in the partnerships listed above, to acquire those partnership interests in exchange for shares of common stock of Hudson Hotels, upon the following terms and conditions:

           1. The partnership interests shall be valued by applying an 11.5% capitalization rate to the average of the last three years cash flow of each property (less an asset placement reserve), subtracting the outstanding principal of mortgage debt, and (for each partner) multiplying the resulting value times each partner's percentage interest. The resulting valuation of your interest in each partnership is shown on Schedule A attached hereto.

           2. No alternative valuations will be obtained by Hudson. The Company will not obtain new appraisals nor any fairness opinion regarding the method of establishing value or the value itself. The Company believes that the method of valuation, and the cap rate used, is consistent with those currently being used to value similar properties for acquisition.

           3. The value of the shares to be exchanged for the partnership interests will be set at the average closing price for the five trading days immediately preceding the effective date of the exchange, which will be July 31, 1996. The number of shares to be exchanged will be determined by dividing each partner's total value by the per share value so established. Schedule A also shows the number of shares to be issued, using an assumed price of $8.00. A higher value would mean fewer shares would be issued, and vice versa.

           4. Hudson Hotels will agree to indemnify each exchanging investor for any loss, damage or expense which the investor may incur upon exercise of the lender's rights under any guaranty previously granted by the investor with respect to these properties. It is anticipated that the guarantees will be eliminated upon the refinance of each property.

           5. The shares of Hudson Hotels stock to be issued in exchange for the partnership interests will initially be restricted shares bearing a restrictive legend. However, Hudson will agree to register those shares within six months following the effective date.

           6. This offer is for all of the partnership interests listed on Schedule A. Each investor may accept the offer in whole, or reject it in whole; the investor may not, however, pick and choose which partnerships to exchange and which to keep.

           7. At its option, Hudson shall not be obligated to proceed if it does not receive agreements to exchange from at least 75% in interest (including the percentage already owned by Hudson, if any) of the investors in each property. In addition, at its option Hudson shall not be obligated to go forward if the value of the shares to be exchanged is less than $7.00.

           Enclosed with this letter are the most recent financial information available for each hotel property in question, together with Hudson's most recent Form 10-KSB, Form 10-QSB and proxy statement. This information is being provided to assist each investor in making the decision whether to accept the exchange offer set forth herein.

           The exchange may have tax consequences to each investor, depending upon your current tax situation. We urge each investor to seek the independence advice of your tax advisor and legal counsel to assess this offer.

           No investor is required to accept the proposed exchange. An investor who elects not to accept will retain his or her partnership interest in each of the partnerships without any consequences or changes in the existing partnership structure.

           Hudson Hotels believes that this offer will provide the investor with a reasonable current value for the partnership interests, with improved potential for capital appreciation and liquidity, and with the potential to eliminate, in the future, all contingent liabilities relating to guarantees on the properties. We believe that the offer serves the best interests of all parties.

This offer is good until July 31, 1996 (the Effective Date). To accept this offer, please execute and return the enclosed copy of this letter, the Transfer Agreement and the Assignment. You may feel free to contact myself or Bruce Sahs at Hudson, or our attorney, Alan S. Lockwood, at 716-232-5300 to discuss this offer.

                                                   Sincerely,

                                                   HUDSON HOTELS CORPORATION



                                                   -----------------------------
                                                   E. Anthony Wilson, President

Agreed and Offer Accepted:


- -----------------------------
Hotel Investor

ASL/sjc
Enclosures

                           Form of Transfer Agreement

                               TRANSFER AGREEMENT

        This Agreement is made as of the 31st day of July, 1996, by and between Hotel Investor, with an address at _____________________ (the "Seller") and Hudson Hotels Properties Corp., a New York corporation with an office at One Airport Way, Suite 200, Rochester International Airport, Rochester, New York 14624 (the "Company").

        WHEREAS, the Seller owns the percentage interests set forth on Schedule A, attached hereto, in the Partnerships listed in Schedule A (the
"Partnerships") subject to the provisions set forth in the Partnership Agreements of such Partnerships; and

        WHEREAS, the Seller wishes to sell to the Company and the Company wishes to purchase from the Seller all of the Seller's partnership interests (the interests being sold herein referred to as the "Partnership Interests") in the Partnerships set forth in Schedule A.

        NOW THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the parties agree as follows:

I. SALE OF PARTNERSHIP INTERESTS. The Seller agrees to sell and the Company agrees to purchase the Partnership Interests in the Partnerships pursuant to the terms and conditions set forth herein.

II. PURCHASE PRICE AND PAYMENT TERMS. The purchase price to be paid by the Company to the Seller for the Partnership Interests is $__________ allocated as set forth on Schedule A. The purchase price shall be paid by delivery of shares of the $.001 par value common stock (the "Shares") of Hudson Hotels Corporation, the Company's parent (the "Parent"). The number of shares to be delivered shall be determined by dividing the price set forth above by the average closing price of the Shares for the five (5) trading days preceding the Effective Date.

III. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Company that:

        A. The Seller has full power and authority to sell the Partnership Interests, subject only to the consent of other Partners in the Partnership as set forth in the Partnership Agreements of the Partnership. Execution of this Agreement shall constitute consent by Seller to the Purchase by the Company of the other Partnership interests in each Partnership.

        B. The Seller has not pledged any of the Partnership Interests as collateral.

        C. To the best of the Seller's knowledge, there is no threatened or pending litigation or administrative proceeding against the Partnership Interests.

        D. To the best of the Seller's knowledge, there are no materially adverse facts relating to its ownership of the Partnership Interests which have not been disclosed in writing to the Company on behalf of the Subsidiary.

        E. The Seller acknowledges that the Parent is a public company. The Seller confirms that it has reviewed the periodic filings of the Parent with the Securities and Exchange Commission, has had an opportunity to ask questions of officials of the Parent concerning the business of the Parent, and otherwise had full opportunity to obtain such information as the Seller deems necessary to make its decisions to sell the Partnership Interests in exchange for the Shares of the Parent upon the terms and conditions set forth in this Agreement.

        F. The representations and warranties of the Seller set forth herein shall survive the consummation of the transactions contemplated hereby.

IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company and the Parent represent and warrant to the Seller as follows:

        A. Organization and Standing. The Company is a corporation duly organized and validly existing under the laws of the State of New York and in good standing as domestic corporations under the laws of said state.

        B. Authorization. The execution, delivery and performance of the Agreement by the Company, and the issuance and delivery of the Shares by the Parent, have been duly authorized by all requisite corporate action, and the Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights.

        C. Shares. The Shares when issued to the Seller will be duly authorized, validly issued and non-assessable.

        D. No Violation. The execution, delivery and performance of this Agreement will not violate any provisions of the Certificate of Incorporation or Bylaws of the Company, or cause default under any agreement or instrument to which the Company or the Parent is a party or by which any of its property or assets is bound.

V.      UNDERTAKINGS.

        A. The Seller shall cooperate with the Company to have the Company admitted as a partner in each Partnership upon transfer of the Partnership Interests.

        B. The Parent shall undertake to register the Shares with the Securities and Exchange Commission for sale by the Seller within 180 days following the closing hereof.

VI. INDEMNITY. The Company acknowledges that the Seller is or may be a guarantor of the existing mortgage debt with respect to the Partnership Interests to be transferred hereunder. The Seller acknowledges that neither the Company nor the Partnerships in question have the capability to obtain the release of the guarantees. As further consideration for the transfer hereunder, the Company and the Parent each hereby agree to fully indemnify and hold the Seller harmless from and against any loss, damage or expense that the Seller may incur as a result of any effort by the beneficiary of the guarantees to enforce or collect under any such guarantee.

VII. TRANSFER DOCUMENTS. Upon closing, the Seller shall execute and deliver to the Company appropriate assignments transferring the Partnership Interests, and such further instruments of transfer as may be required in order to vest and confirm the Partnership Interests in the Company.

VIII. CLOSING. Closing shall be scheduled at a time and place mutually agreed upon by the parties hereto. Notwithstanding closing at a subsequent date, the transaction shall be deemed effective as of the 31st of July, 1996 (the "Effective Date").

IX.     MISCELLANEOUS.

        A.   This Agreement shall be governed by the laws of the State of New
             York.

        B. This Agreement represents the entire agreement between the parties, and may not be modified, amended or terminated except by a writing signed by the parties hereto.

        C. The Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns, provided, however, that none of the parties may make any assignment of the Agreement or any interest therein, by operation of law or otherwise, without the written consent of the other parties.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                                            -----------------------------------
                                                   Hotel Investor

                                            HUDSON HOTELS PROPERTIES CORP.


                                            -----------------------------------
                                            Bruce A. Sahs, President


                                            HUDSON HOTELS CORPORATION


                                            -----------------------------------
                                            E. Anthony Wilson, President

                                List of Partners

HUDSON PROPERTIES, MLP

ROLL-UP OF PARTNERSHIPS



PARTNER

B. August
C. August
R. August
C. Brovitz
A. Costello
S. David
R. Dorschel
G & W Land Associates (c/o W. Erdle)
R. Fox
V. Hansford
The Landsman Company (c/o E. Landsman)
S. Lane
A. Lockwood
w. maxion
K. Miller and E. Miller
L. Miller Trust
D. Mitchell
E. Pine
M. Poplock
P. Roby and K. Roby
B. Russell
LR&R (c/o R. Sands)
R. Sands
F. Shumway
E. Simon
W. Smith
D. Spoleta
M. M. Spoleta
M. D. Spoleta
L. & C. Swift
Tamarack II Associates (e/o R. Crossed)
H. Vanderbrul
J. Vigdor
RTR Transportation Corp. (c/o W. Warren)
J. Warren
Wilson Enterprises, L.P.
Hudson Hotels Corporation
Brookwood Funding Associates L.P. (c/o B. Sahs)

TOTAL SHARES ISSUED:  1,170,103